Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 29, 2021, except as to Note 17, which is as of July 15, 2021, with respect to the consolidated financial statements of Candel Therapeutics, Inc., included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

McLean, Virginia

July 15, 2021